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                                                                    EXHIBIT 99.1



                  CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR


Pursuant to Section 230.438 of Regulation C promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-1 (the "Registration Statement") of PGT, Inc. ("PGT") relating to the initial public offering (the "IPO") of shares of common stock, par value $0.01 per share, of PGT, the undersigned hereby consents to being named in the prospectus which forms a part of the Registration Statement as a person who is expected to become a director of PGT prior to consummation of the IPO.


Date: May 10, 2006

                                                /s/  Richard D. Feintuch
                                                ------------------------
                                                Richard D. Feintuch